Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF THE

CERTIFICATE OF DESIGNATION

OF

PREFERRED STOCK

OF

STONEMOR INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

StoneMor Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The Board of Directors (the “Board”) of the Company, by resolution duly adopted, authorized the issuance of, and established the voting powers, designation, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of 1,000 shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), as evidenced by the Certificate of Designation with respect to such Series A Preferred Stock filed with the Secretary of State of the State of Delaware on April 2, 2020.

SECOND: No shares of Series A Preferred Stock are outstanding and none will hereafter be issued subject to the Certificate of Designation governing such Series A Preferred Stock.

THIRD: At a duly convened meeting of the Board on July 28, 2020, the Board duly adopted the following resolutions approving the proposed elimination of the Series A Preferred Stock as follows:

WHEREAS, the Company has authorized 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), to be issued from time to time by the Board in series upon the designations determined by the Board;

WHEREAS, the Board, pursuant to Section 151 of the DGCL and the authority granted in the Company’s Certificate of Incorporation, by resolution duly adopted, authorized and designated 10,000 shares of Series A Preferred Stock, as evidenced by the Certificate of Designation with respect to such Series A Preferred Stock filed with the Secretary of State of the State of Delaware on April 2, 2020 (the “Series A Certificate of Designation”);

WHEREAS, pursuant to that certain Common Stock Purchase Agreement dated May 27, 2020, the Company issued shares of its Common Stock in exchange for all of the outstanding shares of Series A Preferred Stock;

WHEREAS, the Board deems it in the best interest of the Company to eliminate the Series A Certificate of Designation from the Company’s Certificate of Incorporation; and

WHEREAS, the Board deems it in the best interest of the Company that all such Series A Preferred Stock resume the status of authorized but unissued and non-designated shares of Preferred Stock;

NOW, THEREFORE, BE IT

RESOLVED, none of the authorized shares of Series A Preferred Stock are outstanding, and none will hereafter be issued subject to the Series A Certificate of Designation; and, be it further

RESOLVED, that the proper officers of the Company be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to file a certificate pursuant to Section 151(g) of the DGCL with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series A Certificate of Designation shall be eliminated from the Company’s Certificate of Incorporation; and, be it further

RESOLVED, that such officers be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.

FOURTH: In accordance with Section 151(g) of the DGCL, the shares that were designated as Series A Preferred Stock are hereby returned to the status of authorized but unissued shares of the Preferred Stock of the Company, without designation as to series.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer on the 29th day of July, 2020.

STONEMOR INC.

By:	/s/ Jeffrey DiGiovanni
Name:	Jeffrey DiGiovanni
Title:	Senior Vice President and Chief Financial Officer

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